UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

Foxx Development Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-42285	99-5119494
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15375 Barranca Parkway C106

Irvine, CA 92618

(Address of principal executive offices, including zip code)

Joy Yi Hua

Chairwoman and Chief Financial Officer

201-962-5550

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended ___________.

Section 1 – Conflict Minerals Disclosure

Items 1.01 and 1.02 Conflict Minerals Disclosure and Report, Exhibit

A copy of Foxx Development Holdings Inc.’s Conflict Minerals Report for the year ended December 31, 2025 is attached as Exhibit 1.01 hereto and is publicly available at https://ir.foxxusa.com/governance-documents/.

Section 3 – Exhibits

Item 3.01 Exhibits

Exhibit 1.01	Conflict Minerals Report of Foxx Development Holdings Inc. after the calendar year ended December 31, 2025, as required by Items 1.01 and 1.02 of this Form.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Foxx Development Holdings Inc.

Date: May 28, 2026	By:	/s/ Yi Hua
	Name:	Yi Hua
	Title:	Chairwoman and CFO

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